Exhibit 99.1

TORVEC, INC. announces private placement offering of up to $2,500,000 in voting convertible preferred stock

ROCHESTER, NEW YORK December 22, 2015 (NEWSWIRE) Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. announced the offering of up to $2,500,000 of the Company’s Series C-3 Voting Convertible Preferred Stock, par value $0.01 per share, at the price of $0.25 per share in a private placement pursuant to Rule 506(c) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The offering is being made only to “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act. The minimum required purchase by any subscriber is $25,000.

The offering commenced on December 8, 2015 and will remain open until January 11, 2016 (subject to an extension of up to 30 days at our discretion) or such earlier time as we sell the maximum amount of Series C-3 Preferred Shares available in the offering. Shareholders of record of the Company’s common stock as of December 4, 2015 (an “Eligible Shareholder”), are entitled to a preference in the offering (assuming eligibility requirements are met). The Company will accept all subscriptions to purchase Series C-3 Preferred Shares from Eligible Shareholders (who are otherwise eligible to participate) received by 5:00 p.m. Eastern Time on December 30, 2015 before accepting subscriptions from other investors. Eligible Shareholders may subscribe to purchase Series C-3 Preferred Shares after 5:00 p.m. Eastern Time on December 30, 2015 but they will not be entitled to any preference.

ACCREDITED INVESTORS AND INTERESTED PARTIES CAN ACCESS THE ACCREDITED INVESTORS PAGE ON TORVEC’S WEB SITE AT: http://www.torvec.com/investors/accredited-investor. AT THE TORVEC WEB SITE INVESTORS WILL BE ASKED TO CONFIRM ACCREDITED INVESTOR STATUS AND THEN TO ACCESS THE OFFERING MEMORANDUM AND RELATED OFFERING MATERIALS. ALTERNATIVELY, INTERESTED INVESTORS CAN CALL THE COMPANY’S CHIEF FINANCIAL OFFICER, KATHLEEN BROWNE, AT 585-254-1100 EXT 310, TO REQUEST THIS INFORMATION AND MATERIALS. THE CRITERIA TO BE CONSIDERED AN ACCREDITED INVESTOR IS AVAILABLE ON THE COMPANY’S WEB SITE AT: http://www.torvec.com/investors/accredited-investor .

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SERIES C-3 PREFERRED SHARES OR ANY OTHER SECURITIES. THE SERIES C-3 PREFERRED SHARES SHALL BE OFFERED ONLY PURSUANT TO THE COMPANY’S OFFERING MEMORANDUM DATED AS OF DECEMBER 8, 2015 (AS AMENDED FROM TIME TO TIME) AND RELATED OFFERING MATERIALS.

ABOUT TORVEC, INC.

Torvec, Inc. (OTCQB: TOVC) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness.  Currently, the Company is focusing its commercialization strategies on the following technologies: (i) the CURA system which encompasses a wearable device, the MyCadian™ Watch which measures degradation of alertness and sleep attributes and the Z Coach education and training tool (ii) the Hydraulic Pump. The MyCadian™ Watch consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Hydraulic Pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies.  The Company has not yet had any significant revenue-producing operations.

CONTACT:

Kathleen A. Browne

(585) 254-1100